Exhibit 10.7
AMENDMENT NUMBER 1
TO EMPLOYMENT AGREEMENT
          AMENDMENT NUMBER 1 TO EMPLOYMENT AGREEMENT, dated as of December 13, 2006, by and between Coffeyville Resources, LLC, a Delaware limited liability company (the “Company”), and John J. Lipinski (the “Executive”).
          WHEREAS, the Company and the Executive entered into an employment agreement dated as of July 12, 2005 (the “Employment Agreement”); and
          WHEREAS, the Company and the Executive desire to amend the Employment Agreement with respect to the Executive’s target Annual Bonus beginning with, the 2007 fiscal year.
          NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:
          1. Section 2.2 is hereby deleted in its entirety and replaced with the following:
2.2. Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). Commencing with fiscal year 2007, the target Annual Bonus shall be 250% of the Executive’s Base Salary as in effect at the beginning of such fiscal year 2007 and at the beginning of each such fiscal year thereafter during the Term, the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Board.
          2. In all other respects the Employment Agreement shall remain in effect and is hereby confirmed by the parties.

COFFEYVILLE RESOURCES, LLC

/s/ John J. Lipinski John J. Lipinski	By:	/s/ James T. Rens Name: James T. Rens
Title: CFO

EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of July 12, 2005 (the “Employment Agreement”), by and between Coffeyville Resources, LLC, a Delaware limited liability company (the “Company”), and John J. Lipinski (the “Executive”).
     WHEREAS, pursuant to the Stock Purchase Agreement, dated as of May 15, 2005 (the “Stock Purchase Agreement”), between Coffeyville Group Holdings, LLC, a Delaware limited liability company (“Seller”) and Coffeyville Acquisition LLC, a Delaware limited liability company (“Buyer”), Buyer agreed to purchase from Seller all of the issued and outstanding shares of capital stock of Coffeyville Pipeline, Inc., Coffeyville Refining & Marketing, Inc., Coffeyville Nitrogen Fertilizers, Inc., Coffeyville Crude Transportation, Inc. and Coffeyville Terminal, Inc.; and
     WHEREAS, the Company and the Executive desire to, effective as of the consummation of the transactions contemplated in the Stock Purchase Agreement, enter into this Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:
     Section 1. Employment.
          1.1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the “Closing Date” (as such term is defined in the Stock Purchase Agreement) and ending on the earlier of (i) the third (3rd) anniversary of the Closing Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”), provided, however, that at the end of each calendar month after the Closing Date, the term of this Employment Agreement shall be automatically extended for one month.
          1.2. Duties. During the Term, the Executive shall serve as Chief Executive Officer of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company (the “Board”) shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board. The Executive shall be employed in the State of Texas during the Term.
          1.3. Exclusivity. During the Term, the Executive shall devote substantially all of his working time to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts during his working time to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent Executive from (i) investing his personal, private assets as a passive investor in such form or manner as will not require any active services on the part of Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made; (ii) serving on the boards of directors for Intercat Inc. and Thumbs Up Enterprises Limited; or (iii) providing consulting services to Gulf Atlantic Operations, LLC and Dunhill Products, L.P.
     Section 2. Compensation.
          2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of Six Hundred Fifty Thousand Dollars ($650,000), payable in accordance with the Company’s standard payroll policies, as may be adjusted upward by the Board in its discretion (as adjusted, the “Base Salary”).
          2.2. Bonus.
               (a) Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). The target Annual Bonus shall be 75% of the Executive’s Base Salary as in effect at the beginning of such fiscal year, the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Board. The Executive shall be eligible to receive a pro-rated Annual Bonus for the fiscal year in which the Closing Date occurs based upon the portion of the fiscal year during the Term that the Executive is employed and individual and/or Company performance criteria established for that period by the Board.
               (b) Special Bonus. The Executive shall be eligible to participate in any special bonus program that the Board may implement to reward senior management for extraordinary performance on terms and conditions established by the Board.
          2.3. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health, insurance, retirement, and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
          2.4. Vacation. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation each year.
          2.5. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time.

     Section 3. Employment Termination.
          3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily terminate his employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other party. Upon the termination of the Executive’s employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, and any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”).
          3.2. Certain Terminations.
               (a) Termination by the Company Other Than For Cause or Disability; Termination by the Executive for Good Reason. If (i) the Executive’s employment is terminated by the Company during the Term other than for Cause or Disability or (ii) the Executive resigns for Good Reason, in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of his Base Salary at the rate in effect immediately prior to the date of termination for a period of thirty-six (36) months and (y) the continuation on the same terms as an active employee of medical benefits the Executive would otherwise be eligible to receive as an active employee of the Company for thirty-six (36) months or until the Executive becomes eligible for medical benefits from a subsequent employer (such payments, the “Severance Payments”). The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims arising in connection with the Executive’s employment and termination of employment with the Company and its affiliates in a form reasonably acceptable to the Company and the Executive (“Release”). In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a). Subject to Section 3.2(e), the Severance Payments will commence to be paid to the Executive as soon as practicable following the effectiveness of the Release.
               (b) Termination by the Company For Disability. If the Executive’s employment is terminated during the Term by the Company by reason of the Executive’s Disability, in addition to the Accrued Amounts and any payments to be made to the Executive under the Company’s disability plan(s) as a result of such Disability, the Company shall pay to the Executive such supplemental amounts (the “Supplemental Disability Payments”) as shall be necessary to result in the payment of aggregate amounts to the Executive as a result of his Disability that shall be equal to the Executive’s Base Salary as in effect immediately before such Disability; provided, that, at the Company’s option, the Company may purchase insurance to cover its obligations under this Section 3.2(b) and the Executive shall cooperate to assist the Company in obtaining such insurance. Such Supplemental Disability Payments shall be made for a period of thirty-six (36) months from the Date of Disability. The Company’s obligations to make the Supplemental Disability Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a Release. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Supplemental Disability Payments that have been paid to the Executive pursuant to this Section 3.2(b). Subject to Section 3.2(e), the Supplemental Disability Payments will commence to be paid to the Executive as soon as practicable following the effectiveness of the Release.
               (c) Termination by Reason of Death. If the Executive’s employment is terminated during the Term by reason of his death, in addition to the Accrued Amounts and any employee benefits to which the Executive’s estate, spouse or other beneficiaries, as applicable, may be entitled, the Company shall pay to the beneficiary designated in writing by the Executive (or to his estate if no such beneficiary has been so designated), the Base Salary which the Executive would have received if he had remained employed under this Employment Agreement for a total of thirty-six months from the commencement of the Term, assuming for such remaining period the Executive’s Base Salary as in effect on the date of the Executive’s death; provided, that, at the Company’s option, the Company may purchase insurance to cover its obligations under this Section 3.2(c) and the Executive shall cooperate to assist the Company in obtaining such insurance.
               (d) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:
                    (1) A termination for “Good Reason” shall mean a termination by the Executive within thirty (30) days following the date on which the Company has engaged in any of the following: (i) the assignment of duties or responsibilities to the Executive that reflect a material diminution of the Executive’s position with the Company; (ii) a relocation of the Executive’s principal place of employment that increases the Executive’s commute by more than fifty (50) miles; or (iii) a reduction in the Executive’s Base Salary, other than across-the-board reductions applicable to similarly situated employees of the Company; provided, however, that the Executive must provide the Company with notice promptly following the occurrence of any of foregoing and at least ten (10) business days to cure.
                    (2) “Cause” shall mean that the Executive has engaged in any of the following: (i) willful misconduct or breach of fiduciary duty; (ii) intentional failure or refusal to perform reasonably assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten (10) business days; provided, however, that the Executive’s refusal to participate in or perform any act on behalf of the Company which upon advice of counsel the Executive in good faith believes is illegal or unethical shall not constitute Cause; (iii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of the Executive to perform his employment-related duties or to represent the Company); provided, however, that (A) if the Executive is terminated for Cause by reason of his indictment pursuant to this clause (iii) and the indictment is subsequently dismissed or withdrawn or the Executive is found to be not guilty in a court of law in connection with such indictment, then the Executive’s termination shall be treated for purposes of this Employment Agreement as a termination by the Company other than for Cause, and the Executive will be entitled to receive (without duplication of benefits and to the extent permitted by law and the terms of the then-applicable medical benefit plans) the payments and benefits set forth in Section 3.2(a) following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Section and (B) if such indictment relates to environmental matters and does not allege that the Executive was directly involved in or directly supervised the action(s) forming the basis of the indictment, Cause shall not be deemed to exist under this Employment Agreement by reason of such indictment until the Executive is convicted or enters a plea of guilty or nolo contendere in connection with such indictment; or (iv) material breach of the Executive’s covenants in Section 4 of this Employment Agreement or any material written policy of the Company after written notice of such breach and failure by the Executive to cure such breach within ten (10) business days; provided, however, that no such notice of, nor opportunity to cure, such breach shall be required hereunder if the breach cannot be cured by the Executive.
                    (3) “Disability” shall mean that: (i) the Executive is unable to perform his duties hereunder as a result of illness or physical injury for a period of at least 90 days; (ii) the Executive is entitled to receive payments under the Company’s long-term disability insurance plan; (iii) the Executive has started to receive such disability insurance payments; and (iv) no person has contested or questioned the Executive’s right to receive such payments or, if such payments have been contested, the Company has irrevocably and unconditionally agreed to pay the Executive such amounts as will net to Executive after reduction for applicable federal and state income taxes the same amount as he would have received after such taxes from such insurance. The “Date of Disability” shall mean the first date on which all of the requirements set forth in clauses (i) through (iv) above have been satisfied.
               (e) Section 409A. Any payments under Section 2.2 of this Employment Agreement shall be made no later than two and one-half months after the later of the end of the Company’s fiscal year in which all conditions entitling Executive to such payments have been satisfied or the calendar year in which all conditions entitling Executive to such payments have been satisfied . If the Executive is a “specified employee” for purposes of Section 409A of the Code and the regulations thereunder, any Severance Payments or Supplemental Disability Payments required to be made pursuant to Section 3.2(a) or 3.2(b) which are subject to Section 409A shall not commence until six (6) months from the date of termination, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the date of termination.
          3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Employment Agreement.
          3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the board (and any committee thereof) of the Company and any of its direct or indirect subsidiaries (collectively, “Subsidiaries”).
          3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason and during any period in which the Executive is receiving Severance Payments or Supplemental Disability Payments, or for one (1) year following termination of the Executive’s employment with the Company if no Severance Payments or Supplemental Disability Payments are payable, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its Subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive’s most recent base salary rate assuming two thousand (2,000) working hours per year; provided, that if the Executive is required to spend more than forty (40) hours in any month on Company matters pursuant to this Section 3.5, the Executive and the Board shall mutually agree to an appropriate rate of compensation for the Executive’s time over such forty (40) hour threshold.
     Section 4. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.
          4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided however, that Confidential Information shall not include information which (i) is or becomes generally available to the public not in violation of this Employment Agreement or any written policy of the Company, or (ii) was in the Executive’s possession or knowledge on a non-confidential basis prior to such disclosure. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and other tangible products or documents, in each case, which have been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company and which are or contain Confidential Information, and any copies thereof in his (or capable of being reduced to his) possession.
          4.2. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Term or thereafter) and thereafter for the period during which the Severance Payments or Supplemental Disability Payments are payable or one (1) year following termination of the Executive’s employment with the Company if no Severance Payments or Supplemental Disability Payments are payable (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Subsidiaries conducted during the preceding twelve (12) months (or following the Executive’s termination of employment, the twelve (12) months preceding the date of termination of the Executive’s employment with the Company) or (ii) proposed to be conducted by the Company or any of its Subsidiaries in the Company’s business plan as in effect at that time (or following the Executive’s termination of employment, the business plan as in effect as of the date of termination of the Executive’s employment with the Company); provided, that (x) with respect to any Person that is actively engaged in the refinery business, a Restricted Enterprise shall only include such a Person that operates or markets in any geographic area in which the Company or any of its Subsidiaries operates or markets with respect to its refinery business, and (y) with respect to any Person that is actively engaged in the fertilizer business, a Restricted Enterprise shall only include such a Person that operates or markets in any geographic area in which the Company or any of its Subsidiaries operates or markets with respect to its fertilizer business. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. For the avoidance of doubt, (A) the foregoing shall not prohibit the Executive from working in the State of Texas; provided, that the Executive’s so working does not involve any Restricted Enterprise that is operating in the State of Texas if the Company or any of its Subsidiaries is then operating in the State of Texas and (B) a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas.

          4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Subsidiaries; provided, however, that this Section 4.3 shall not prohibit the hiring of any individual as a result of the individual’s response to an advertisement in a publication of general circulation.
          4.4. Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not (i) solicit (or assist any Person to solicit) any Person which has a business relationship with the Company or of any of its Subsidiaries in order to terminate, curtail or otherwise interfere with such business relationship or (ii) solicit, other than on behalf of the Company and its Subsidiaries, any Person that the Executive knows or should have known (x) is a current customer of the Company or any of its Subsidiaries in any geographic area in which the Company or any of its Subsidiaries operates or markets or (y) is a Person in any geographic area in which the Company or any of its Subsidiaries operates or markets with respect to which the Company or any of its Subsidiaries has, within the twelve (12) months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company or any of its Subsidiaries in that geographic area. For the avoidance of doubt, the foregoing does not preclude the Executive from soliciting, outside of the geographic areas in which the Company or any of its Subsidiaries operates or markets, any Person that is a customer or potential customer of the Company or any of its Subsidiaries in the geographic areas in which it operates or markets.
          4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.
          4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.
          4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys. Notwithstanding anything in this Section 4.7 to the contrary, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Employment Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.
          4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments or Supplemental Disability Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

     Section 5. Representation.
          The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.
     Section 6. Withholding.
          All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law.
     Section 7. Effect of Section 280G of the Internal Revenue Code.
          7.1. Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. Unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the reduction, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
          7.2. Determination of Amount of Reduction. The determination of whether the Payments shall be reduced as provided in Section 7.1 and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the

“Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days after the Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.
     Section 8. Miscellaneous.
          8.1. Indemnification. To the extent permitted by applicable law, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence. The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.
          8.2. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
          8.3. Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.
          8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:
Coffeyville Resources, LLC
10 E. Cambridge Circle, Suite 250
Kansas City, KS 66103
Attention: General Counsel
Facsimile: (913) 981-0000

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Donald P. Carleen, Esq.
Facsimile: (212) 859-4000

If to the Executive:

John J. Lipinski
806 Skimmer Court
Sugar Land, TX 77478
     All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
          8.5. Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Kansas, without giving effect to the conflicts of law principles thereof. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Kansas (collectively, the “Selected Courts”) for any action or proceeding relating to this Employment Agreement, agrees not to commence any action or proceeding relating thereto except in the Selected Courts, and waives any forum or venue objections to the Selected Courts.
          8.6. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
          8.7. Entire Agreement. From and after the Closing Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof; provided, however, that the foregoing shall not affect the terms of any employee benefit or compensation plan in which the Executive participates.
          8.8. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
          8.9. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
          8.10. General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
          8.11. Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) except for medical benefits provided pursuant to Section 3.2(a), the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

COFFEYVILLE RESOURCES, LLC

/s/ John J. Lipinski	By:	/s/ James T. Rens

John J. Lipinski		Name: James T. Rens Title: CFO